Exhibit 3.80

LIMITED PARTNERSHIP AGREEMENT

of

FDGS HOLDINGS, LP

THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made as of the date below by FDGS Holdings, LLC, as General Partner (the “General Partner”) of FDGS Holdings, LP (the “Partnership”).

WHEREAS, the Partnership was formed in Delaware on  October 2, 2000 pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 (the “Act”)

NOW, THEREFORE, the General Partner hereby agrees as follows:

1.                                       Name. The name of the Partnership shall be FDGS Holdings, LP, or such other name as the General Partner may from time to time hereafter designate.

2.                                       Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in the appropriate section of the Act.

3.                                       Purpose. The Partnership is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business. The Partnership shall have the power to engage in all activities and transactions which the General Partner deems necessary or advisable in connection with the foregoing.

4.                                       Offices

(a)                                  The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the General Partner may designate from time to time.

(b)                                 The registered office of the Partnership in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The General Partner may from time to time change the registered agent or office by an amendment to the certificate of limited partnership of the Partnership.

5.                                       General Partner. The General Partner of the Partnership is First Data Government Solutions, LLC, whose business address is 6200 South Quebec Street, Greenwood Village, Colorado 80111.

6.                                       Term. The term of the Partnership shall commence on the date of filing of the certificate of limited partnership of the Partnership in accordance with the Act and shall continue until the Partnership is dissolved and its affairs are wound up in accordance with Section 9 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                                       Management of the Partnership. The business and affairs of the Partnership shall be managed by the General Partner. Any action so approved may be taken by the General Partner on behalf of the Partnership and any action so taken shall bind the Partnership.

8.                                       Officers. The Partnership, and the General Partner on behalf of the Partnership, may employ and retain persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the General Partner.

9.                                       Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following: (i) written consent of the General Partner; (ii) the occurrence of an event with respect to the General Partner causing a dissolution of the Partnership under the appropriate section of the Act, or (iii) the entry of a decree of judicial dissolution under the Act.

10.                                 Amendments. This Agreement may be amended only upon the written consent of the General Partner.

11.                                 Miscellaneous.

(a)                                  The General Partner shall not have any liability for the debts, obligations or liabilities of the Partnership except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

(b)                                 This Agreement supersedes all prior limited partnership agreements.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of December 1, 2007.

FDGS HOLDINGS, LLC,
as General Partner

By:	/s/ Stanley J. Andersen
	Name:	Stanley J. Andersen
	Title:	Vice President & Assistant Secretary